Private & Confidential	EXHIBIT 10.31

JUNIOR LOAN AGREEMENT
for a Loan of up to US$21,500,000
to
ADVENTURE EIGHT S.A.
ADVENTURE FIVE S.A.
ADVENTURE SEVEN S.A.
and
ADVENTURE SIX S.A.
provided by
BTMU CAPITAL CORPORATION

Contents

Clause		Page

1	Purpose and definitions	1

2	The Commitment and the Loan	19

3	Interest and Interest Periods	20

4	Repayment and prepayment	21

5	Fees, commitment commission and expenses	24

6	Payments and taxes; accounts and calculations	25

7	Representations and warranties	26

8	Undertakings	31

9	Conditions	37

10	Events of Default	38

11	Indemnities	42

12	Unlawfulness and increased costs	43

13	Security and set-off	44

14	Accounts	45

15	Assignment, transfer and lending office	46

16	Notices and other matters	47

17	Governing law and jurisdiction	50

THIS AGREEMENT is dated 27 June 2007 and made BETWEEN:
     (1) ADVENTURE EIGHT S.A., ADVENTURE FIVE S.A., ADVENTURE SEVEN S.A. and ADVENTURE SIX S.A. as joint and several Borrowers; and
     (2) BTMU CAPITAL CORPORATION as Bank.
IT IS AGREED as follows:
1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers, jointly and severally, a loan of up to Twenty one million five hundred thousand Dollars ($21,500,000) in four (4) Advances, for the purpose of financing part of the cost of the purchase of the New Ships.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Acceptable Charter” means, in relation to a Ship, a charterparty entered into by the relevant Owner in respect of such Ship, at a minimum Daily Charter Rate and a minimum term (commencing (a) from the relevant Drawdown Date (in the case of a New Ship) or (b) from the first Drawdown Date (in the case of a Collateral Ship)), as specified for such Ship in the table below, and with such charterer and otherwise on such other terms and conditions, as shall be in all respects acceptable to the Bank:

New Ship	Minimum Daily Charter Rate	minimum term
Harmony	$17,000	2 years
Phoenix	$14,500	1 year
Goddess	$26,000	3 years
Daisy	$11,500	Spot

Provided that, in the case of Goddess, the minimum Daily Charter Rate for the purposes of this table, may, at the Borrowers’ option notified to the Bank in writing, be substituted for by an average net daily charterhire of $26,000 over the relevant minimum term of 3 years of the relevant Acceptable Charter;

Collateral Ships	Minimum Daily Charter Rate	minimum term
Free Destiny	$15,000	Spot
Free Envoy	$17,000	12 months less 2 weeks

“Account Bank” means HSH Nordbank AG of Gerhart-Hauptmann Platz 50, 20095 Hamburg, Germany and includes its successors in title;

“Account Pledge” means the second priority pledge executed or (as the content may require) to be executed between the Borrowers and the Bank in respect of the Earnings Accounts, the

Excess Cash Account, the Operating Account and the Retention Account;

“Accounts” means, together, the Earnings Accounts, the Excess Cash Account and the Retention Account and “Account” means any of them;

“Advance” means each borrowing of a proportion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing and:
(a)	in relation to Harmony and/or the Harmony Borrower, it means the Harmony Advance;

(b)	in relation to Phoenix and/or the Phoenix Borrower, it means the Phoenix Advance;

(c)	in relation to Goddess and/or the Goddess Borrower, it means the Goddess Advance; or

(d)	in relation to Daisy and/or the Daisy Borrower, it means the Daisy Advance, and “Advances” means any or all of them;

“Agent” means HSH Nordbank AG of Gerhart-Hauptmann Platz 50, 20095 Hamburg, Germany in its capacity as agent under the Senior Loan Agreement or such other person as may be appointed as agent under the Senior Loan Agreement and includes its successors in title;

“Applicable Accounting Principles” means the most recent and up-to-date US GAAP applicable at any relevant time;

“Approved Broker” means each of Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway, H. Clarkson & Company Ltd. of London, England, Simpson Spence & Young Ltd. of London, England, Maersk Broker K/S of Copenhagen and Barry Rogliano Salles of Paris and includes their respective successors in title and “Approved Brokers” means any or all of them;

“Assignee” has the meaning ascribed thereto in clause 15.3;

“Bank” means BTMU Capital Corporation, acting for the purposes of this Agreement through its office at 111 Huntington Avenue, Boston, MA 02199, U.S.A. (or of such other address as may last have been notified to the Borrowers pursuant to clause 15.6) and includes its successors in title and Assignees and Transferees;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Boston, Athens, Piraeus and New York City (or any other relevant place of payment under clause 6);

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrowers” means, together, the Harmony Borrower, the Phoenix Borrower, the Goddess Borrower and the Daisy Borrower and:
(a)	in relation to the Harmony Advance and/or Harmony, it means the Harmony Borrower;

(b)	in relation to the Phoenix Advance and/or Phoenix, it means the Phoenix Borrower;

(c)	in relation to the Goddess Advance and/or Goddess, it means the Goddess Borrower; or

(d)	in relation to the Daisy Advance and/or Daisy, it means the Daisy Borrower, and “Borrower” means any of them;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrowers or any of them at such time;

“Charter Assignment” means, in relation to each Ship and any charterparty in respect thereof which would fall under clause 8.1.13, the second priority specific assignment of such charterparty for such Ship executed or (as the context may require) to be executed by the Owner owning such Ship in favour of the Bank in the form set out in schedule 9 (in the case of New Ships) or schedule 10 (in the case of Collateral Ships) and “Charter Assignments” means any or all of them;

“Classification” means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification in relation to such Owner’s Ship for the purposes of the relevant Ship Security Documents;

“Classification Society” means, in relation to each Ship, Lloyd’s Register or such other classification society (being a member of the International Association of Classification Societies (“IACS”)) which the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification Society in relation to such Owner’s Ship for the purposes of the relevant Ship Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention on Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Collateral Excess Cash” means, in relation to each Collateral Ship and each Excess Cash Calculation Period, the amount calculated by the Bank in its sole discretion pursuant to clause 8.4 which is equal to:
(a)	the aggregate Earnings of that Collateral Ship paid to the relevant Collateral Owner, minus

(b)	any Permitted Operating Expenses actually paid by the relevant Collateral Owner in respect of that Collateral Ship in a manner consistent with or permitted by the Collateral Senior Security Documents, minus

(c)	any other amount paid by the relevant Collateral Owner of that Collateral Ship to the Collateral Senior Lender under the Collateral Senior Loan Agreement, in each case, during such Excess Cash Calculation Period;

“Collateral Guarantee” means:
(a)	in relation to Destiny, the Destiny Collateral Guarantee; or

(b)	in relation to Envoy, the Envoy Collateral Guarantee,
and “Collateral Guarantees” means either or both of them;

“Collateral Intercreditor Deed” means, each of the two (2) agreements (one in respect of each Collateral Ship) executed or (as the context may require) to be executed between (1) the relevant Collateral Owner, (2) the Bank and (3) the Collateral Senior Lender in the form set out in schedule 14 and “Collateral Intercreditor Deeds” means both or either of them;

“Collateral Owners” means, together, the Destiny Collateral Owner and the Envoy Collateral Owner and:
(a)	in relation to Destiny, means the Destiny Collateral Owner; or

(b)	in relation to Envoy, means the Envoy Collateral Owner,
and it includes their respective successors in title and “Collateral Owner” means either or both of them;

“Collateral Senior Encumbrances” means any Encumbrances created by or pursuant to the Collateral Senior Security Documents as security for the Collateral Senior Indebtedness;

“Collateral Senior Indebtedness” means the aggregate Indebtedness of the Collateral Owners owing under the Collateral Senior Security Documents or any of them at any relevant time;

“Collateral Senior Lender” means Hollandsche Bank-Unie N.V. of The Netherlands and includes its successors in title;

“Collateral Senior Loan” the aggregate amount of principal outstanding under the Collateral Senior Loan Agreement from time to time;

“Collateral Senior Loan Agreement” means, together:
(a)	the credit agreement dated 23 September 2005 and a short-term loan agreement dated 26 September 2005, both made between (1) the Destiny Collateral Owner as borrower and (2) the Collateral Senior Lender, as lender, (together, the “First Credit Agreement”) whereby the Collateral Senior Lender agreed to make available to the Destiny Collateral Owner an overdraft facility of up to Three million seven hundred Dollars ($3,700,000), upon the terms and conditions therein contained; and

(b)	the credit agreement dated 24 June 2004 and a short-term loan agreement dated 8 September 2004, both made between (1) the Envoy Collateral Owner as borrower and (2) the Collateral Senior Lender, as lender (together, the “Second Credit Agreement” and together with the First Credit Agreement, the “Credit Agreements”), whereby the Collateral Senior Lender agreed to make available to the Envoy Collateral Owner an overdraft facility of up to Six million Dollars ($6,000,000), upon the terms and conditions therein contained, as both facilities were amended and supplemented by a credit agreement dated 7 May 2007 made between (1) the Collateral Owners as joint and several borrowers and (2) the Collateral Senior Lender as lender (the “Final Credit Agreement”), pursuant to which the Collateral Senior Lender made available to the Collateral Owners, jointly and severally, in continuation of the Credit Agreements, an overdraft facility of up to Nine million Dollars ($9,000,000) including any amounts available on the date of the Final Credit Agreement under the Credit Agreements, upon the terms and conditions therein contained;

“Collateral Senior Security Documents” means the Collateral Senior Loan Agreement and any other security or finance documents executed in respect thereof howsoever it may be described;

“Collateral Ships” means, together, Destiny and Envoy and:
(a)	in relation to the Destiny Owner, means Destiny; or

(b)	in relation to the Envoy Owner, means Envoy,
and “Collateral Ship” means either of them;

“Commitment” means the aggregate amount which the Bank has agreed to lend to the Borrowers under clause 2.1 as reduced by any relevant term of this Agreement;

“Compulsory Acquisition” means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of such Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Contract” means:
(a)	in relation to Harmony, the Harmony Contract;

(b)	in relation to Phoenix, the Phoenix Contract;

(c)	in relation to Goddess, the Goddess Contract; or

(d)	in relation to Daisy, the Daisy Contract,
and “Contracts” means any or all of them;

“Contract Price” means:
(a)	in relation to Harmony, the Harmony Contract Price;

(b)	in relation to Phoenix, the Phoenix Contract Price;

(c)	in relation to Goddess, the Goddess Contract Price; or

(d)	in relation to Daisy, the Daisy Contract Price,
and “Contract Prices” means any or all of them;

“Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in the form set out in schedule 3;

“Corporate Guarantor” means FreeSeas Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Creditors” means, together, the Arranger, the Agent, the Security Agent, the Swap Provider, the Account Bank and the Banks and “Creditor” means any of them;

“Daily Charter Rate” means, in relation to a charterparty to which a Ship is subject, the net daily charterhire (expressed in Dollars per day) payable to the relevant Owner under such charterparty Provided that if such charterparty is not a time charterparty, then the Daily Charter Rate in respect thereof shall be the net “time-charter equivalent” of the net daily charterhire in respect of such charterparty, as determined by the Bank in its sole discretion;

“Daisy” means the 1994-built, 14,379 dwt bulk carrier Ocean Daisy owned on the date of this Agreement by the Daisy Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9120236 and to be registered, on or prior to the drawdown of the Daisy Advance, in the ownership of the Daisy Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Gentleman;

“Daisy Advance” means an Advance of up to $3,097,500 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Daisy by the Daisy Borrower pursuant to the Daisy Contract;

“Daisy Borrower” means Adventure Five S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Daisy Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and an addendum no. 2 dated 11 May 2007, each made between the Daisy Seller and the Daisy Borrower, relating to the sale by the Daisy Seller, and the purchase by the Daisy Borrower, of Daisy;

“Daisy Contract Price” means Fifteen Million Dollars ($15,000,000) or such other lesser sum in Dollars as may be payable by the Daisy Borrower to the Daisy Seller under the Daisy Contract, being the purchase price of Daisy thereunder;

“Daisy Earnings Account” means a Dollar account of the Daisy Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Daisy Earnings Account for the purposes of this Agreement;

“Daisy General Assignment” means the second priority general assignment collateral to the Daisy Mortgage executed or (as the context may require) to be executed by the Daisy Borrower in favour of the Bank in the form set out in schedule 7;

“Daisy Management Agreement” means the agreement made or (as the context may require) to be made between the Daisy Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage Daisy;

“Daisy Manager’s Undertaking” means the second priority undertaking and assignment in respect of Daisy executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form set out in schedule 11;

“Daisy Mortgage” means the second preferred Marshall Islands mortgage of Daisy executed or (as the context may require) to be executed by the Daisy Borrower in favour of the Bank in the form set out in schedule 5;

“Daisy Seller” means Daisy Shipping Ltd. of the Republic of the Marshall Islands and includes its successors in title;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery Date” means, in relation to each New Ship, the date on which such New Ship is delivered by the relevant Seller to the relevant Borrower in accordance with the relevant Contract;

“Destiny” means the 1982-built, 25,240 dwt bulk carrier Free Destiny owned by the Destiny Owner and registered in the ownership of the Destiny Owner through the relevant Registry under the laws and flag of the relevant Flag State with IMO Number 8128157;

“Destiny Collateral General Assignment” means the second priority general assignment collateral to the Destiny Collateral Mortgage executed or (as the context may require) to be executed by the Destiny Collateral Owner in favour of the Bank in the form set out in schedule 8;

“Destiny Collateral Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Destiny Collateral Owner in favour of the Bank in the form set out in schedule 4;

“Destiny Collateral Manager’s Undertaking” means the second priority manager’s undertaking and assignment in respect of Destiny executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form set out in schedule 12;

“Destiny Collateral Mortgage” means the second preferred Marshall Islands mortgage of Destiny executed or (as the context may require) to be executed by the Destiny Collateral

Owner in favour of the Bank in the form set out in schedule 6;

“Destiny Collateral Owner” means Adventure Two S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Destiny Management Agreement” means the agreement made or (as the context may require) to be made between the Destiny Collateral Owner and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage Destiny;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period, on which an Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 2 in respect of such Advance;

“Drawdown Period” means, in relation to each Advance, the period commencing on the date of this Agreement and ending on the earlier of (a) the Termination Date, (b) the date (if any) on which the aggregate amount of the Advances is equal to the Commitment or (c) the date on which the Commitment is reduced to zero pursuant to clauses 4.3, 10.2 or 12;

“Earnings” means, in relation to a Ship, all moneys whatsoever from time to time due or payable to an Owner during the Security Period arising out of the use or operation of such Owner’s Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to such Owner in the event of requisition of such Owner’s Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Owner’s Ship;

“Earnings Account” means:
(a)	in relation to Harmony, the Harmony Earnings Account,

(b)	in relation to Phoenix, the Phoenix Earnings Account;

(c)	in relation to Goddess, the Goddess Earnings Account; or

(d)	in relation to Daisy, the Daisy Earnings Account,
and “Earnings Accounts” means any or all of them;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means any agent or employee of any Owner or any other Relevant Party or any person having a contractual relationship with any Owner or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

“Envoy” means the 1984-built, 26,318 dwt bulk carrier Free Envoy owned by the Envoy Owner and registered in the ownership of the Envoy Owner through the relevant Registry under the laws and flag of the relevant Flag State with IMO Number 8317150;

“Envoy Collateral General Assignment” means the second priority general assignment collateral to the Envoy Collateral Mortgage executed or (as the context may require) to be executed by the Envoy Collateral Owner in favour of the Bank in the form set out in schedule 8;

“Envoy Collateral Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Envoy Collateral Owner in favour of the Bank in the form set out in schedule 4;

“Envoy Collateral Manager’s Undertaking” means the second priority manager’s undertaking and assignment in respect of Envoy executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form set out in schedule 12;

“Envoy Collateral Mortgage” means the second preferred Marshall Islands mortgage of Envoy executed or (as the context may require) to be executed by the Envoy Collateral Owner in favour of the Bank in the form set out in schedule 6;

“Envoy Collateral Owner” means Adventure Three S.A. of Trust Company, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Envoy Management Agreement” means the agreement made or (as the context may require) to be made between the Envoy Collateral Owner and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage Envoy;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Excess Cash” means, in relation to a New Ship and each Excess Cash Calculation Period, the amount (calculated by the Agent in its sole discretion pursuant to clause 8.4 of the Senior Loan Agreement and advised to the Bank in writing) which is equal to:
(a)	the aggregate Earnings of that New Ship paid to the Borrower, minus

(b)	any Permitted Operating Expenses actually paid by the relevant Borrower in respect of that New Ship in a manner consistent with, or permitted by, the Security Documents and the Senior Security Documents, minus

(c)	any other amount withdrawn from the Earnings Account of that New Ship in accordance with clauses 14.2.1 — 14.2.4 (inclusive) of the Senior Loan Agreement, minus

(d)	any amount required to be held as minimum cash balance by the Borrowers under clause 8.1.16 in respect of that Ship, and actually held throughout such Excess Cash Calculation Period, in each case, during such Excess Cash Calculation Period;

“Excess Cash Account” means a Dollar account of the Borrowers opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designed in writing by the Bank to be an Excess Cash Account for the purposes of this Agreement;

“Excess Cash Calculation Period” means:
(a)	the period from the date of the Senior Loan Agreement until 30 September 2007; and

(b)	each calendar quarter starting with the calendar quarter commencing on 1 October 2007;
“Fee Letter” means the letter dated on the date of this Agreement made between the Borrower and the Bank in relation to the fees payable under clause 5;

“Flag State” means, in relation to each Ship, the Marshall Islands or, in each such case, such other state or territory agreed in writing by the Bank, at the request of an Owner, as being the “Flag State” of such Owner’s Ship for the purposes of the relevant Ship Security Documents;

“Fleet Daily Charter Rate” means, at any relevant time, the aggregate of the Daily Charter Rate for all New Ships under all the Acceptable Charters at such time;

“General Assignment” means:
(a)	in relation to Harmony, the Harmony General Assignment;

(b)	in relation to Phoenix, the Phoenix General Assignment;

(c)	in relation to Goddess, the Goddess General Assignment;

(d)	in relation to Daisy, the Daisy General Assignment,

(e)	in relation to Destiny, the Destiny Collateral General Assignment; or

(f)	in relation to Envoy, the Envoy Collateral General Assignment;
and “General Assignments” means any or all of them;

“Goddess” means the 2002-built, 47,777 dwt bulk carrier Olympian Goddess owned on the date of this Agreement by the Goddess Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9266037 and to be registered, on or prior to the drawdown of the Goddess Advance, in the ownership of the Goddess Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Jupiter;

“Goddess Advance” means an Advance of up to $7,508,750 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Goddess by the Goddess Borrower pursuant to the Goddess Contract;

“Goddess Borrower” means Adventure Eight S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Goddess Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and an addendum no. 2 dated 11 May 2007, each made between the Goddess Seller and the Goddess Borrower, relating to the sale by the Goddess Seller, and the purchase by the Goddess Borrower, of Goddess;

“Goddess Contract Price” means Forty seven million Dollars ($47,000,000) or such other lesser sum in Dollars as may be payable by the Goddess Borrower to the Goddess Seller under the Goddess Contract, being the purchase price of Goddess thereunder;

“Goddess Earnings Account” means a Dollar account of the Goddess Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Goddess Earnings Account for the purposes of this Agreement;

“Goddess General Assignment” means the second priority general assignment collateral to the Goddess Mortgage executed or (as the context may require) to be executed by the Goddess Borrower in favour of the Bank in the form set out in schedule 7;

“Goddess Management Agreement” means the agreement made or (as the context may require) to be made between the Goddess Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage Goddess;

“Goddess Manager’s Undertaking” means the second priority undertaking and assignment in respect of Goddess executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form set out in schedule 11;

“Goddess Mortgage” means the second preferred Marshall Islands mortgage of Goddess executed or (as the context may require) to be executed by the Goddess Borrower in favour of the Bank in the form set out in schedule 5;

“Goddess Seller” means Olympian Goddess Shipping of the Republic of the Marshall Islands and includes its successors in title;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means, together, the Corporate Guarantor and its Subsidiaries from time to time (including, for the avoidance of doubt, the Owners) and “member of the Group” shall be construed accordingly;

“Guarantees” means, together, the Corporate Guarantee and the Collateral Guarantees and “Guarantee” means any or all of them;

“Harmony” means the 1996-built, 23,524 dwt bulk carrier Ocean Harmony owned on the date of this Agreement by the Harmony Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9135432 and to be registered, on or prior to the drawdown of the Harmony Advance, in the ownership of the Harmony Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Iris;

“Harmony Advance” means an Advance of up to $5,538,750 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Harmony by the Harmony Borrower pursuant to the Harmony Contract;

“Harmony Borrower” means Adventure Seven S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Harmony Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and an addendum no. 2 dated 11 May 2007, each made between the Harmony Seller and the Harmony Borrower, relating to the sale by the Harmony Seller, and the purchase by the Harmony Borrower, of Harmony;

“Harmony Contract Price” means Twenty six million seven hundred and fifty thousand Dollars ($26,750,000) or such other lesser sum in Dollars as may be payable by the Harmony Borrower to the Harmony Seller under the Harmony Contract, being the purchase price of Harmony thereunder;

“Harmony Earnings Account” means a Dollar account of the Harmony Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Harmony Earnings Account for the purposes of this Agreement;

“Harmony General Assignment“ means the second priority general assignment collateral to the Harmony Mortgage executed or (as the context may require) to be executed by the Harmony Borrower in favour of the Bank in the form set out in schedule 7;

“Harmony Management Agreement” means the agreement made or (as the context may require) to be made between the Harmony Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage Harmony;

“Harmony Manager’s Undertaking” means the second priority undertaking and assignment in respect of Harmony executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form set out in schedule 11;

“Harmony Mortgage” means the second preferred Marshall Islands mortgage of Harmony executed or (as the context may require) to be executed by the Harmony Borrower in favour of the Bank in the form set out in schedule 5;

“Harmony Seller” means Harmony Shipping Ltd. of the Republic of the Marshall Islands and includes its successors in title;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Intercreditor Deed” means the agreement executed or (as the context may require) to be executed between (inter alios) (1) the Borrowers, (2) the Bank, (3) the Security Agent, (4) the Manager and (5) the Corporate Guarantor in the form set out in schedule 13;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means in relation to each Advance or (as the case may be) the Loan, each period for the calculation of interest in respect of such Advance or (as the case may be the Loan) ascertained in accordance with clauses 3.2 and 3.3;

“ISPS Code” means the International Ship and Port facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means, in relation to a Ship, the International Ship Security Certificate issued in respect of such Ship pursuant to the ISPS Code;

“LIBOR” means, in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about 11 a.m. (London time) on the Quotation Date for such period displayed on the appropriate page of Bloomberg, provided that if on such date no such rate is so displayed, LIBOR for such period shall be the offered rate for deposits in Dollars for such amount and for such period which is the arithmetic mean of the rates quoted to the Bank by each Reference Bank at the request of the Bank as such Reference Bank’s offered rate for deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined and for a period equivalent to such period to prime banks in the London

Interbank Market at or about 11 a.m. (London time) on the Quotation Date for such period;

“Loan” means the aggregate principal amount owing to the Bank under this Agreement at any relevant time;

“Management Agreement” means:
(a)	in relation to Harmony, the Harmony Management Agreement;

(b)	in relation to Phoenix, the Phoenix Management Agreement;

(c)	in relation to Goddess, the Goddess Management Agreement;

(d)	in relation to Daisy, the Daisy Management Agreement;

(e)	in relation to Destiny, the Destiny Collateral Management Agreement; or

(f)	in relation to Envoy, the Envoy Collateral Management Agreement,
and “Management Agreements” means any or all of them;

“Manager” means Free Bulkers S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person appointed from time to time by an Owner, with the prior written consent of the Bank, as the manager of such Owner’s Ship and includes its successors in title;

“Manager’s Undertaking” means:
(a)	in relation to Harmony, the Harmony Manager’s Undertaking;

(b)	in relation to Phoenix, the Phoenix Manager’s Undertaking;

(c)	in relation to Goddess, the Goddess Manager’s Undertaking;

(d)	in relation to Daisy, the Daisy Manager’s Undertaking;

(e)	in relation to Destiny, the Destiny Collateral Manager’s Undertaking; or

(f)	in relation to Envoy, the Envoy Collateral Manager’s Undertaking,
and “Manager’s Undertakings” means any or all of them;

“Margin” means:
(a)	for the period commencing on the date of this Agreement and ending on the date falling twelve (12) months thereafter (the “First Adjustment Date”), two point seven five per cent (2.75%) per annum;

(b)	for the period commencing on the First Adjustment Date and ending on the date falling twelve (12) months thereafter (the “Second Adjustment Date”), three point five zero per cent (3.50%) per annum; and

(c)	for the period commencing on the Second Adjustment Date until the last day of the Security Period, four point two five per cent (4.25%) per annum;
“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:
(a)	in relation to Harmony, the Harmony Mortgage;

(b)	in relation to Phoenix, the Phoenix Mortgage;

(c)	in relation to Goddess, the Goddess Mortgage;

(d)	in relation to Daisy, the Daisy Mortgage;

(e)	in relation to Destiny, the Destiny Collateral Mortgage; or

(f)	in relation to Envoy, the Envoy Collateral Mortgage,
and “Mortgages” means any or all of them;

“Mortgaged Ship” means, at any relevant time, any New Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (as each such term is defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a New Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Advance for that New Ship and (b) the date that the Mortgage of that New Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Bank pursuant to clauses 4.3 and 4.5 following the sale or Total Loss of such New Ship and (ii) the last day of the Security Period;

“New Ships” means, together, Harmony, Phoenix, Goddess and Daisy and:
(a)	in relation to the Harmony Advance and/or the Harmony Borrower, it means Harmony;

(b)	in relation to the Phoenix Advance and/or the Phoenix Borrower, it means Phoenix;

(c)	in relation to the Goddess Advance and/or the Goddess Borrower, it means Goddess; or

(d)	in relation to the Daisy Advance and/or the Daisy Borrower, it means Daisy, and “New Ship” means any of them;

“Offering” means the secondary offering of shares of the Corporate Guarantor on NASDAQ scheduled to take place after the date of this Agreement with a view to raising gross capital between $70,000,000 and $100,000,000;

“Offering Date” means the date when the Offering takes place;

“Offering Proceeds” means the actual net proceeds of the Offering;

“Operating Account” means a Dollar account of the Borrowers opened or (as the context may require) to be opened jointly by the Borrowers with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be an Operating Account for the purposes of this Agreement;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Owners” means, together, the Borrowers and the Collateral Owners and
(a)	in relation to Harmony, it means the Harmony Borrower;

(b)	in relation to Phoenix, it means the Phoenix Borrower;

(c)	in relation to Goddess, it means the Goddess Borrower;

(d)	in relation to Daisy, it means the Daisy Borrower;

(e)	in relation to Destiny, it means the Destiny Collateral Owner; or

(f)	in relation to Envoy, it means the Envoy Collateral Owner,
and “Owner” means any of them;

“Permitted Encumbrance” means any Senior Encumbrances, any Collateral Senior Encumbrances and any Encumbrances in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means, in relation to a Ship, any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Ship) for such Ship;

“Permitted Operating Expenses” means, in relation to each Ship, the actual monthly operating expenses for that Ship, the actual monthly costs and expenses of administration of the relevant Owner’s affairs and a fair proportion of the actual monthly general costs and administrative expenses of the Corporate Guarantor, each actually incurred or (as the context may require) to be incurred by the relevant Owner:
(a)	in accordance with prudent and reasonable practice; and

(b)	additionally, from 1 January 2008 and at all times thereafter, in accordance with the annual budgets submitted by the Borrowers to the Agent pursuant to clause 8.1.7;
“Phoenix” means the 1995-built, 24,318 dwt bulk carrier Ocean Phoenix owned on the date of this Agreement by the Phoenix Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9111591 and to be registered, on or prior to the drawdown of the Phoenix Advance, in the ownership of the Phoenix Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Hero;

“Phoenix Advance” means an Advance of up to $5,355,000 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Phoenix by the Phoenix Borrower pursuant to the Phoenix Contract;

“Phoenix Borrower” means Adventure Six S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro Marshall Islands MH96960 and includes its successors in title;

“Phoenix Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and an addendum no. 2 dated 11 May 2007, each made between the Phoenix Seller and the Phoenix Borrower, relating to the sale by the Phoenix Seller, and the purchase by the Phoenix Borrower, of Phoenix;

“Phoenix Contract Price” means Twenty five million two hundred and fifty thousand Dollars ($25,250,000) or such other lesser sum in Dollars as may be payable by the Phoenix Borrower to the Phoenix Seller under the Phoenix Contract, being the purchase price of Phoenix thereunder;

“Phoenix Earnings Account” means a Dollar account of the Phoenix Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Phoenix Earnings Account for the purposes of this Agreement;

“Phoenix General Assignment“ means the second priority general assignment collateral to the Phoenix Mortgage executed or (as the context may require) to be executed by the Phoenix Borrower in favour of the Bank in the form set out in schedule 7;

“Phoenix Management Agreement” means the agreement made or (as the context may require to be made) between the Phoenix Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage Phoenix;

“Phoenix Manager’s Undertaking” means the second priority undertaking and assignment in respect of Phoenix executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form set out in schedule 11;

“Phoenix Mortgage” means the second preferred Marshall Islands mortgage of Phoenix executed or (as the context may require) to be executed by the Phoenix Borrower in favour of the Bank in the form set out in schedule 5;

“Phoenix Seller” means Ocean Phoenix Shipping Ltd. of the Republic of the Marshall Islands and includes its successors in title;

“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Prohibited Jurisdiction” means any country or jurisdiction from time to time, (a) that is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department, or (b) in which, or for which, any Creditor, any Assignee or Transferee or successor in title thereof is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business;

“Prohibited Person” means any person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time;

“Quotation Date” means, in relation to any period for which LIBOR is to be determined under this Agreement, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits in the relevant currency for delivery on the first day of that period;

“Reference Banks” means the principal London office of such banks and financial institutions nominated by the Bank from time to time in its discretion;

“Registry” means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means each Owner, the Owner’s respective Related Companies, any other Security Party and any Security Party’s Related Companies and “Relevant Parties” means any or all of them;

“Relevant Ship” means each of the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Date” means, subject to clause 6.3, the earlier of (a) the date falling thirty six (36) months after the date of this Agreement and (b) 31 August 2010;

“Restis Family” means each of Mr Victor Restis and any of Mrs Bella Resti and/or Ms Claudia Resti and/or Ms Katia Resti, and includes their direct linear descendents;

“Retention Account” means a Dollar account of the Borrowers opened or (as the context may require) to be opened jointly by the Borrowers with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Retention Account for the purposes of this Agreement;

“Security Agent” means HSH Nordbank AG of Gerhart-Hauptmann Platz 50, 20095 Hamburg, Germany as security agent and trustee under the Senior Loan Agreement or such other person as may be appointed as security agent and trustee under the Senior Loan Agreement and includes its successors in title;

“Security Documents” means this Agreement, the Fee Letter, the Mortgages, the General Assignments, the Manager’s Undertakings, the Guarantees, the Account Pledge, the Charter Assignments, the Intercreditor Deed, the Collateral Intercreditor Deeds and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers or any of them pursuant to this Agreement or any of them (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means each Owner, the Manager, the Corporate Guarantor, or any other person who may at any time be a party to any of the Security Documents (other than the Bank, the Collateral Senior Lender and the Creditors (as defined in the Senior Loan Agreement));

“Security Period” means the period commencing on the date hereof and terminating upon the discharge of the security created by the Security Documents by payment of all monies payable actually or contingently thereunder;

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which is at any relevant time one hundred and twenty per cent (120%) of the Loan;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which is, at any relevant time, the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (b) the value of any additional security for the time being actually provided to the Bank pursuant to clause 8.1.16 as most recently determined in accordance with clause 8.2.5;

“Seller” means:
(a)	in relation to Harmony, the Harmony Seller;

(b)	in relation to Phoenix, the Phoenix Seller;

(c)	in relation to Goddess, the Goddess Seller; or

(d)	in relation to Daisy, the Daisy Seller,
and “Sellers” means any or all of them;

“Senior Encumbrances” means the Encumbrances created by or pursuant to the Senior Security Documents as security for the Senior Indebtedness;

“Senior Indebtedness” means the Indebtedness of the Borrowers, the Corporate Guarantor and the Manager owing under the Senior Security Documents at any relevant time;

“Senior Lenders” has the meaning given to “Banks” in the Senior Loan Agreement;

“Senior Loan” means the aggregate principal amount owing to the Senior Lenders under the Senior Loan Agreement at any relevant time;

“Senior Loan Agreement” means the loan agreement dated 2007 and made between (inter alios) (1) the Senior Lenders as lenders, (2) the Agent, (3) the Security Agent, (4) the Account Bank and (5) the Borrowers as joint and several borrowers, whereby the Senior Lenders agreed to make available to the Borrowers a loan facility of up to $68,000,000 for the purpose of financing part of the purchase cost of the New Ships;

“Senior Security Documents” means the Senior Loan Agreement and the documents defined as “Security Documents” in clause 1.2 of the Senior Loan Agreement;

“Ships” means, together, the New Ships and the Collateral Ships and “Ship” means any of them;

“Ship Security Documents”:
(a)	in relation to Harmony, means the Harmony Mortgage, the Harmony General Assignment, the Harmony Manager’s Undertaking and any Charter Assignment in respect of Harmony;

(b)	in relation to Phoenix, means the Phoenix Mortgage, the Phoenix General Assignment, the Phoenix Manager’s Undertaking and any Charter Assignment in respect of Phoenix;

(c)	in relation to Goddess, means the Goddess Mortgage, the Goddess General Assignment, the Goddess Manager’s Undertaking and any Charter Assignment in respect of Goddess;

(d)	in relation to Daisy, means the Daisy Mortgage, the Daisy General Assignment, the Daisy Manager’s Undertaking and any Charter Assignment in respect of Daisy;

(e)	in relation to Destiny, means the Destiny Collateral Mortgage, the Destiny Collateral General Assignment, the Destiny Collateral Manager’s Undertaking and any Charter Assignment in respect of Destiny; or

(f)	in relation to Envoy, means the Envoy Collateral Mortgage, the Envoy Collateral General Assignment, the Envoy Collateral Manager’s Undertaking and any Charter Assignment in respect of Envoy;
“SMC” means, in relation to each Ship, the safety management certificate issued in respect of such Ship in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means 31 October 2007 or such later date as the Bank may in its absolute discretion agree in writing;

“Total Loss” means, in relation to a Ship:
(a)	the actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;
“Transferee” has the meaning ascribed thereto in clause 15.4; and

“Underlying Documents” means, together, the Contracts and the Management Agreements.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to Boston time unless otherwise specified;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	The Commitment and the Loan

2.1	Agreement to lend

The Bank, relying upon each of the representations and warranties in clause 7, agrees to advance by way of loan to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to Twenty one million five hundred thousand Dollars ($21,500,000) in four (4) Advances.

2.2	Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made to the Borrowers following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrowers propose such Advance is made. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Timing and limitation of Advances

2.3.1	The aggregate amount of the Loan shall not exceed the lower of (a) Twenty one million five hundred thousand Dollars ($21,500,000), (b) such amount in Dollars which, when added to the amount of the Senior Loan actually drawn down, will not exceed eighty per cent (80%) of the aggregate market value of all the New Ships as determined by reference to the valuations obtained pursuant to clause 9 and schedule 2 and (c) such amount in Dollars which, when added to the amount of the Senior Loan actually drawn down, will not exceed Eighty nine million five hundred thousand Dollars ($89,500,000).

2.3.2	Each Advance shall be made solely for the purpose of financing the payment of part of the Contract Price for the relevant New Ship and shall only be made available on or after the Delivery Date for such New Ship.

2.3.3	The amount of the Daisy Advance shall not exceed the lower of (a) $3,097,500 and (b) an amount in Dollars which, when added to the amount of the Daisy Advance (as defined in the Senior Loan Agreement) actually drawn down, will not exceed eighty per cent (80%) of the market value of Daisy as determined by reference to the valuation of such Ship obtained pursuant to clause 9 and schedule 3.

2.3.4	The amount of the Goddess Advance shall not exceed the lower of (a) $7,508,750 and (b) an amount in Dollars which, when added to the amount of the Goddess Advance (as defined in the Senior Loan Agreement) actually drawn down, will not exceed eighty per cent (80%) of the market value of Goddess as determined by reference to the valuation of such Ship obtained pursuant to clause 9 and schedule 3.

2.3.5	The amount of the Harmony Advance shall not exceed the lower of (a) $5,538,750 and (b) an amount in Dollars which, when added to the amount of the Harmony Advance (as defined in the Senior Loan Agreement) actually drawn down, will not exceed eighty per cent (80%) of the market value of Harmony as determined by reference to the valuation of such Ship obtained pursuant to clause 9 and schedule 3.

2.3.6	The amount of the Phoenix Advance shall not exceed the lower of (a) $5,355,000 and (b) an amount in Dollars which, when added to the amount of the Phoenix Advance (as defined in the Senior Loan Agreement) actually drawn down, will not exceed eighty per cent (80%) of the market value of Phoenix as determined by reference to the valuation of such Ship obtained pursuant to clause 9 and schedule 3.

2.4	Termination of Commitment

Any part of the Commitment which remains undrawn and uncancelled by the Termination Date shall thereupon be automatically cancelled.

2.5	Application of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.3, the Bank shall have no responsibility for the application of the proceeds of an Advance or any part thereof by the Borrowers.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrowers shall pay interest on each Advance or (as the case may be) the Loan in respect of each Interest Period relating thereto on each Interest Payment Date relating thereto (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of the relevant Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2	Selection of Interest Periods

Subject to clause 3.3, the Borrowers may by notice received by the Bank not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1) month, three (3) months or six (6) months or such other period as the Borrowers may select and the Bank may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2, but so that:

3.3.1	the initial Interest Period in respect of each Advance shall commence on the Drawdown Date for such Advance and each subsequent Interest Period for such Advance shall commence on the last day of the previous Interest Period for such Advance;

3.3.2	the initial Interest Period for each Advance (other than the first Advance to be drawn down) shall end on the last day of the then current Interest Period for the Loan and, on such day, the drawn Advances shall be consolidated into and shall thereafter constitute the Loan;

3.3.3	if any Interest Period would otherwise overrun the Repayment Date, such Interest Period shall end on the Repayment Date; and

3.3.4	if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and, where the context so requires, for the purposes of this Agreement each such period shall be treated as an Interest Period and each such day shall be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Bank under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank.

3.5	Notification of Interest Periods and interest rate

The Bank shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be, default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive):
(a)	that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	(if Reference Bank quotations are required having regard to the definition of LIBOR in clause 1.2) that none or only one of the Reference Banks supplies the Bank with a quotation for the purpose of calculating LIBOR; or

(c)	that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or any part thereof for such Interest Period, the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Bank.

3.6.2	During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may at the Bank’s sole and unfettered discretion (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin. The Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment

Subject to the other provisions of this Agreement, the Borrowers shall repay the Loan in full on the Repayment Date.

4.2	Voluntary prepayment

The Borrowers may prepay the Loan in whole or part (such part being in an amount of Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)), on any Interest Payment Date to be prepaid without premium or penalty subject always to their obligations under clause 4.5.

4.3	Prepayment on Total Loss or sale

4.3.1	Before drawdown
(a)	On a New Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Bank may result in such New Ship being subsequently determined to be a Total Loss) or on a New Ship being sold, in each case before the Advance for such New Ship is drawn down, the obligation of the Bank to advance the Advance for such New Ship shall immediately cease and the Commitment shall be reduced by the amount of such Advance.

(b)	On a Collateral Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Bank may result in such Collateral Ship being subsequently determined to be a Total Loss) or on a Collateral Ship being sold, in each case before any Advance is drawn down, the obligation of the Bank to advance any Advance shall immediately cease and the Commitment shall be reduced to zero.
4.3.2	Thereafter
(a)	If a New Ship which is a Mortgaged Ship is sold (with the prior consent of the Bank pursuant to the relevant Ship Security Documents) or becomes a Total Loss, then the Borrowers shall, on the Disposal Reduction Date for such New Ship, prepay such part of the Loan as is equal to the higher of (i) the Relevant Amount and (ii) such amount in Dollars as shall ensure that, immediately after the relevant prepayment, the Security Value is not less than the Security Requirement.

(b)	If a Collateral Ship is sold (with the prior consent of the Bank pursuant to the Ship Security Documents) or becomes a Total Loss after any Advance has been drawn down, then the Borrowers shall, on the Disposal Reduction Date for that Collateral Ship, prepay such amount of the Loan as the Bank may require in its absolute sole discretion.
4.3.3	Defined terms

For the purposes of this clause 4.3:
(a)	“Applicable Fraction” means, in relation to a New Ship which is a Mortgaged Ship, a fraction having a numerator of an amount equal to the market value of such New Ship (as most recently determined in accordance with clause 8.2.2) and a denominator of an amount equal to the aggregate market values of all of the New Ships which are Mortgaged Ships (as most recently determined in accordance with clause 8.2.2), in each case as at the Disposal Reduction Date of such New Ship;

(b)	“Disposal Reduction Date” means:
(i)	in relation to a Ship which has become a Total Loss, its Total Loss Reduction Date; and

(ii)	in relation to a Ship which is sold in accordance with the provisions of the relevant Ship Security Documents, the date of completion of such sale (but immediately prior to such completion) by the transfer of title to such Ship to the purchaser in exchange for payment of the relevant purchase price;

(c)	“Relevant Amount” means, in relation to a New Ship which is a Mortgaged Ship and which has become a Total Loss or is sold, the amount in Dollars which is equal to the amount of the Applicable Fraction multiplied by the amount of the Loan outstanding as of the Disposal Reduction Date for such New Ship and multiplied further by one point two (1.2); and

(d)	“Total Loss Reduction Date” means, in relation to a Ship which has become a Total Loss, the date which is the earlier of:
(i)	the date falling one hundred and twenty (120) days after that on which such Ship became a Total Loss; and

(ii)	the date upon which the relevant insurance proceeds are or Requisition Compensation is, received by the relevant Owner (or the Bank, as such Owner’s assignees pursuant to the relevant Ship Security Documents).
4.3.4	Interpretation

For the purpose of this Agreement, a Total Loss in respect of a Ship shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
4.4	Mandatory prepayment on Offering; excess cash sweep

4.4.1	Offering

If the Offering takes place, the Borrowers shall forthwith prepay a part of the Loan equal to the lower of (a) the total amount of the Loan then outstanding and (b) the Offering Proceeds (and the Borrowers shall procure that the Corporate Guarantor shall advance forthwith on receipt the Offering Proceeds to the Borrowers for application in accordance with this clause 4.4.1).

4.4.2	Excess cash sweep

The Borrowers shall prepay on the last day (commencing with 31 December 2007) of each Excess Cash Calculation Period, such part of the Loan as is equal to the balance then standing to the credit of the Excess Cash Account on each such day (and the Borrowers hereby irrevocably and unconditionally authorise the Bank to instruct the Account Bank to effect each such transfer).

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:
(a)	accrued interest on the amount to be prepaid to the date of such prepayment;

(b)	any additional amount payable under clauses 6.6 or 12.2; and

(c)	all other sums payable by the Borrowers to the Bank under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any amounts payable under clause 11.
4.6	Notice of prepayment; reduction of repayment instalments

No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Bank at least five (5) Banking Days prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified. No amount prepaid may be reborrowed.

The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

5	Fees, commitment commission and expenses

5.1	Fees

The Borrowers shall pay to the Bank:

5.1.1	on the first Drawdown Date, an arrangement fee of such amount as is specified in the Fee Letter;

5.1.2	an introductory fee of such amount and payable at such times as specified in the Fee Letter; and

5.1.3	on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the Drawdown Period and on such day, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment), at the rate per annum specified in the Fee Letter, on the daily undrawn amount of the Commitment.
The fees and commission referred to in clause 5.1 shall be payable by the Borrowers to the Bank, whether or not any part of the Commitment is ever advanced and shall be, in each case, non refundable.

5.2	Expenses

The Borrowers shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank:

5.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

5.2.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall, on delivery of the value added tax invoice, be paid by the Borrowers in addition to any sum agreed to be paid by the Borrowers hereunder.

5.4	Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such bank and in such place as the Bank may from time to time specify for this purpose.

6.2	Payment by the Bank

All sums to be advanced by the Bank to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account specified in the Drawdown Notice for such Advance.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5	Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

6.6	Grossing-up for Taxes

If at any time the Borrowers or any of them are required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Bank, the sum due from the Borrowers or any of them in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrowers or any of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Bank that:

7.1.1	Due incorporation

each of the Borrowers and each of the other Security Parties are duly incorporated and validly existing in good standing, in the case of the Borrowers, the Collateral Owners, the Manager and the Corporate Guarantor, under the laws of the Republic of the Marshall Islands as Marshall Islands corporations and, in the case of each of the other Security Parties, under the laws of their respective countries of incorporation as limited liability companies, and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the relevant Borrowers’ Security Documents to which it is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other

Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige any of the Borrowers or any of their Related Companies or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or their Related Companies or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any of the Borrowers, threatened against any of the Borrowers or any of their Related Companies or any other Security Party which could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any of their Related Companies or any other Security Party;

7.1.6	No filings required

save for the registration of the Mortgages under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents, and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of (a) English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Account Pledge), (b) the law of the Flag State to govern the Mortgages and (c) German law to govern the Account Pledge, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts or, as the case may be, the German courts are valid and binding;

7.1.8	No immunity

neither the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is or is to be a party or the performance by each Security Party of its obligations under the Security Documents or the Underlying Documents to which it is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.10	Shareholdings

each of the Owners and the Manager is a wholly-owned direct Subsidiary of the Corporate

Guarantor, Mr Ion Varouxakis is the ultimate beneficial owner of at least twenty per cent (20%) of the issued shares in the Corporate Guarantor and the Restis Family is the ultimate beneficial owner of at least twenty per cent (20%) of the issued shares in the Corporate Guarantor and all of the issued shares of the Manager are legally and ultimately beneficially owned by such persons as disclosed by the Borrowers to the Bank in the negotiation of this Agreement.

7.2	Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to the Bank that:

7.2.1	Pari passu

the obligations of each Borrower under this Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.2.2	No default under other Indebtedness

none of the Borrowers nor any of their respective Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ships
(a)	each New Ship will, on the Delivery Date relevant to such New Ship, be:
(i)	in the absolute ownership of the relevant Borrower who will, on and after such Delivery Date, be the sole, legal and beneficial owner of such New Ship;

(ii)	permanently registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(iii)	operationally seaworthy and in every way fit for service; and

(iv)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and
(b)	each Collateral Ship will, on the first Drawdown Date, be:
(i)	in the absolute ownership of the relevant Collateral Owner who will, on and after such Drawdown Date, be the sole, legal and beneficial owner of such Collateral Ship;

(ii)	permanently registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(iii)	operationally seaworthy and in every way fit for service; and

(iv)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
7.2.7	Ships’ employment

save for any Acceptable Charter which has been disclosed by the Borrowers in writing to, and accepted in writing by, the Bank prior to each Drawdown Date, (a) none of the Ships is nor will, on or before the Drawdown Date of the Advance relevant to such Ship, and (b) neither of the Collateral Ships is nor will, on or before the first Drawdown Date, be, subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents, would have required the consent of the Bank and, (i) on or before the Drawdown Date of the Advance relevant to a New Ship and (ii) on or before the first Drawdown Date (in the case of a Collateral Ship), there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of such Ship may be shared with any other person;

7.2.8	Freedom from Encumbrances

none of the Ships, nor their respective Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of each Advance, subject to any Encumbrance (other than any Permitted Encumbrances);

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:
(a)	the Owners and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief, their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Owners and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief, their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)	neither the Owners nor any other Relevant Party nor, to the best of the Borrowers’ knowledge and belief, any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Owners or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;
7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank, there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against any of the Owners or any of the Ships or any other Relevant Party or any other Relevant Ship or to the best of the Borrowers’ knowledge and belief any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank, there has been no emission, spill, release or discharge of a Pollutant from any of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to any of the Owners nor, to the best of the Borrowers’ knowledge and belief, from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	ISPS Code
(a)	as of the Drawdown Date of each Advance, the Borrower owning the New Ship relevant to such Advance shall have a valid and current ISSC in respect of such Ship; and

(b)	as of the first Drawdown Date, each of the Collateral Owners has a valid and current ISSC in respect of its Collateral Ship;
7.2.13	Application for DOC and SMC
(a)	the Operator has applied for a DOC for itself and, on the Drawdown Date of each Advance, it will have applied, for an SMC in respect of the New Ship relevant to such Advance, and none of the Borrowers nor the Operator is aware of any reason why any such application may be refused; and

(b)	the Operator has an SMC in respect of the Collateral Ships;
7.2.14	No material adverse change

there has been no material adverse change in the financial position of the Security Parties or any of them or the consolidated financial position of the Group, from that described by the Borrowers to the Bank in the negotiation of this Agreement;

7.2.15	Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder; and

7.2.16	Borrowers’ own account

in relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended)).

7.3	Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrowers shall:

(a)	be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

(b)	be deemed to further represent and warrant to the Bank that the then latest audited financial statements delivered to the Bank (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group, as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group for the financial period to which the same relate and, as at the end of such financial period, neither the Corporate Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.
8	Undertakings

8.1	General

The Borrowers jointly and severally undertake with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, each Borrower will:

8.1.1	Notice of Default

promptly inform the Bank of any occurrence of which any of them becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is or is to be a party and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents;

8.1.3	Use of proceeds

use the Advances exclusively for the purposes specified in clauses 1.1 and 2.3;

8.1.4	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3 and the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared:
(a)	consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year and cause the same to be reported on by the Group’s auditors (starting with the financial year ended 31 December 2006); and

(b)	unaudited financial statements of the Owners and unaudited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial quarter (starting with the financial quarter ended 31 March 2007), and deliver as many copies of the same to the Bank as the Bank may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) or sixty (60) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Bank a copy of every report, circular, notice or like document issued by any Security Party to its shareholders or creditors generally;

8.1.7	Provision of further information
(a)	provide the Bank, and procure that the Corporate Guarantor and the Manager shall provide the Bank, with such financial or other information concerning the Owners or any of them, their respective Related Companies, the Group, the other Security Parties and their respective commitments, operations and other affairs, the Ships and their employment (including, without limitation, any Acceptable Charters and information on the Collateral Senior Loan Agreement), as the Bank may from time to time require and the Borrowers shall notify the Bank forthwith about any plans or proposed plans to dispose of any of the New Ships or the Collateral Ships; and

(b)	provide the Bank with an annual budget of monthly expenditure on account of operating expenses and general administration costs of each Ship and its Owner in respect of each financial year on or before 15 December of the immediately preceding financial year;
8.1.8	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.9	Compliance with Code

and will procure that any Operator will, comply with and ensure that the Ships comply with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.10	Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Bank if there is any threatened or actual withdrawal of any Owner’s or, as the case may be, such Operator’s DOC or the SMC in respect of any of the Ships;

8.1.11	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Bank upon the issuance to any of the Owners or any Operator of a DOC and to any of the Ships of an SMC or the receipt by any of the Owners or any Operator of notification that its application for the same has been refused;

8.1.12	ISPS Code compliance

and will procure that the Manager or any Operator will:
(a)	from the Delivery Date relevant to a New Ship and at all times thereafter, maintain a valid and current ISSC in respect of that New Ship;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Ship; and

(c)	procure that, from the Delivery Date relevant to a New Ship and at all times thereafter, such New Ship complies with the ISPS Code; and

(d)	from the first Drawdown Date and at all times thereafter maintain a valid and current ISSC in respect of each Collateral Ship; and

(e)	procure that, from the first Drawdown Date and at all times thereafter, each Collateral Ship complies with the ISPS Code;
8.1.13	Charters

provided it has first obtained the relevant consent of the Bank in accordance with the relevant Ship Security Documents, (a) deliver, and procure that each Collateral Owners shall deliver, to the Bank, a certified copy of each time charter or other contract of employment of its Ship with a tenor (including any options to extend) exceeding twelve (12) months, forthwith after its execution, (b) forthwith on the Bank’s request execute, and procure that each Collateral Owner shall execute (1) a Charter Assignment of any such time charter or other contract of employment in favour of the Bank in a form acceptable to the Bank in its sole discretion and (2) any notice of assignment required in connection therewith in a form acceptable to the Bank in its sole discretion, and promptly procure the acknowledgement of any such notice of assignment by the relevant charterer in a form acceptable to the Bank in its sole discretion, and (c) pay all legal and other costs incurred by the Bank in connection with any such specific Charter Assignments, forthwith following the Bank’s demand;

8.1.14	Trade sanction compliance

ensure that no Ship shall be traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction by a Prohibited Person and no charterer, sub-charterer or any Security Party shall be a Prohibited Person or be organised in a Prohibited Jurisdiction;

8.1.15	“KYC”

Deliver to the Bank such documents and evidence as the Bank shall from time to time require relating to the verification of identity and knowledge of the Bank’s customers and the compliance by the Bank of all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Bank’s own internal guidelines that apply from time to time; and

8.1.16	Minimum working capital

ensure that there are maintained at all times in the Operating Account minimum cash balances of no less than $250,000 per Mortgaged Ship.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Bank shall give notice to the Borrowers requiring that such deficiency be remedied and then the

Borrowers shall either:
(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.
The provisions of clauses 4.5 and the relevant provisions of clause 4.6 shall apply to prepayments under clause 8.2.1(a).

8.2.2	Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purposes of this Agreement, be valued in Dollars as and when the Bank shall require but in any case at least twice (2) a year, by two (2) Approved Brokers selected by the Borrowers or, failing such selection by the Borrowers, appointed by the Bank in its sole discretion. Each such valuation shall be made without, unless required by the Bank, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship. The arithmetic mean of such two (2) valuations shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2 and the other terms of this Agreement.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuation shall be obtained.

8.2.3	Information

The Borrowers jointly and severally undertake to supply to the Bank and to any Approved Brokers such information concerning the relevant Mortgaged Ship and its condition as such Approved Broker may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Bank obtaining any valuation of each of the Mortgaged Ships referred to in clause 8.2.2, any valuation referred to in schedule 2 and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrowers.

8.2.5	Valuation of additional security

For the purposes of this clause 8.1.16, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason therefor.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.1.16, the Bank shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Bank’s opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, they will not, without the prior written consent of the Bank:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Borrower or any other person;

8.3.2	No merger

merge or consolidate with any other person or enter into a demerger, amalgamation, corporate reorganisation or re-domiciliation of any kind whatsoever;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3, material in the opinion of the Bank in relation to the undertaking, assets, rights and revenues of a Borrower taken as a whole) of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading, which however shall exclude any assets, rights or revenues which are the subject of the Security Documents) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership and operation of the New Ships and will procure that the Corporate Guarantor will not, without the prior written consent of the Bank, undertake any business other than that conducted by the Guarantor at the date of this Agreement;

8.3.5	Acquisitions

acquire any further assets other than the New Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the New Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the New Ships;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents and the Senior Security Documents;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with, any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents and the Senior Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (a) pursuant to the Security Documents, (b) guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a New Ship is entered, (c) guarantees required to procure the release of a New Ship from any arrest, detention, attachment or levy or (d) guarantees or undertakings required for the salvage of a New Ship;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of any Borrower to any person (other than the Bank pursuant to the Security Documents or under the Senior Security Documents) to be guaranteed by any person save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a New Ship is entered, guarantees required to procure the release of a New Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship;

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or distribute any of their present or future assets, undertaking, rights or revenues or, following an Event of Default, declare or pay any dividends to any of their shareholders;

8.3.13	Subsidiaries

form or acquire any Subsidiaries;

8.3.14	Change in shareholdings

change, cause or permit any change in, the legal and/or ultimate beneficial ownership of any of the shares in the Borrowers and/or the Manager and/or the Collateral Owners and/or any of the shares in the Corporate Guarantor which are owned by Mr Ion Varouxakis and the Restis Family, from that existing on the date of this Agreement as specified in clause 7.1.10 Provided however that following the Offering Date and provided always that the outstanding amount of the Senior Loan has been reduced to the lower of (a) $39,500,000 and (b) 50% of the market value of all the Mortgaged Ships (except the Collateral Ships) as most recently determined by the Agent in accordance with clause 8.2.2 of the Senior Loan Agreement, such restriction, insofar as it relates to the shares in the Corporate Guarantor, shall only apply in respect of the ultimate beneficial ownership of:
(a)	ten per cent (10%) of the shares in the Corporate Guarantor which shall at all times after the Offering Date remain ultimately beneficially owned by Mr Ion G. Varouxakis; and

(b)	another ten per cent (10%) of the shares in the Corporate Guarantor which shall at all times after the Offering Date remain ultimately beneficially owned by the Restis Family;
8.3.15	Constitutional documents

agree to any amendment or variation of their constitutional documents.

8.4	Excess Cash

8.4.1	The Bank shall, in relation to each Excess Cash Calculation Period, calculate in its sole discretion the amount of the Collateral Excess Cash in respect of each Collateral Ship for such Excess Cash Calculation Period by reference to the quarterly unaudited financial statements delivered to it by the Borrowers pursuant to clause 8.1.5 in respect of such period and, if such Collateral Excess Cash is a positive figure, notify the Borrowers thereof and of the amount of such Collateral Excess Cash.

8.4.2	The Borrowers will procure that each Collateral Owner will (with the consent of the Collateral Senior Lender) transfer to the Excess Cash Account on the last day of each Excess Cash Calculation Period, an amount equal to the Collateral Excess Cash in respect of its Collateral Ship for such period, as such amount is notified by the Bank to the Borrowers.

8.4.3	The Borrowers shall ensure that, on the last day of each Excess Cash Calculation Period (a “Test Day”), the amount standing to the credit of the Excess Cash Account (the “Actual Balance”) is no less than the aggregate of (a) the amount calculated by the Agent and notified to the Bank and the Borrowers to be the Excess Cash for the immediately preceding Excess Cash Calculation Period and (b) the amount notified by the Bank to the Agent and the Borrowers to be the Collateral Excess Cash for the immediately preceding Excess Cash Calculation Period ((a) and (b) together the “Actual Excess Cash”). To the extent that the Actual Balance is, or is at any time anticipated by the Borrowers to be, less than the Actual Excess Cash on the Test Day, the Borrowers shall forthwith procure the transfer from other sources of such funds to the Excess Cash Account as shall ensure that the Borrowers are and shall be in compliance with this clause 8.4.3 on the Test Day.

8.4.4	If on the Test Day the Actual Balance is higher than the Actual Excess Cash, the Borrowers may request the Agent and the Account Bank to transfer the surplus to the Operating Account in accordance with the Senior Loan Agreement.

8.4.5	The Borrowers undertake that each Borrower will, on the last day of each month ending after the Cut-off-Date (as defined in clause 14.2 of the Senior Loan Agreement), transfer from its Earnings Account to the Excess Cash Account an amount equal to the Relevant Amount (as defined in clause 14.2 of the Senior Loan Agreement) for its Ship Provided that (a) the Agent has not given notice under clause 10.2 of the Senior Loan Agreement and (b) the Loan has not been repaid or prepaid in full.

9	Conditions

9.1	Documents and evidence

The obligation of the Bank to make the Commitment available shall be subject to the condition that:

9.1.1	the Bank, or its duly authorised representative, shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice for the first Advance to be drawn down is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Bank; and

9.1.2	the Bank, or its duly authorised representative, shall have received, on or prior to the Drawdown Date for each Advance, the documents and evidence specified in Part 2 of schedule 2 in relation to the Ship relevant to such Advance, in form and substance satisfactory to the Bank.

9.2	General conditions precedent

The obligation of the Bank to made any Advance shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance, and at the time of the making of such Advance:

9.2.1	the representations and warranties contained in (a) clauses 7.1 and 7.2 and 7.3(b) and (ii) clause 4 of each Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the relevant Advance.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 and clauses 4 and 5 of each Guarantee.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2	Breach of Insurance and certain other obligations: any of the Owners or, as the context may require, the Manager fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any of the Owners or any other person or any of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.1.5, 8.1.7, 8.1.16, 8.2, 8.3 or 8.4 or the Corporate Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.2 or 5.3 of the Corporate Guarantee or any of the Collateral Owners commits any breach of or omits to observe any of the obligations or undertakings expressed to be assured by it under clauses 5.2 or 5.3 of the relevant Collateral Guarantee; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) and in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: any Borrowed Money of any Relevant Party is not paid when due or any Borrowed Money of any Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Relevant Party of a voluntary right of prepayment), or any creditor of any Relevant Party becomes entitled to declare any such Borrowed Money due and payable or any facility or commitment available to any Relevant Party relating to Borrowed Money is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Relevant Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Relevant Party’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Relevant Party in respect of Borrowed Money is not honoured when due and called upon; or

10.1.6	Legal process: any judgment or order made against any Security Party or other Relevant Party is not stayed or complied with within fourteen (14) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Relevant Party and is not discharged within fourteen (14) days; or

10.1.7	Insolvency: any Security Party or other Relevant Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party or other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.9	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.10	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Relevant Party or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Relevant Party; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or other Relevant Party or any part of its assets and/or undertakings or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Relevant Party; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party or other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party or other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party or any other Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.16	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party or which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Material adverse change: there occurs, in the reasonable opinion of the Bank, a material adverse change in the financial condition of any Borrower or any other Security Party or the consolidated financial condition of the Group, in each case by reference to the financial position of the Borrowers, such Security Parties and the Group, respectively, as described by or on behalf of the Borrowers or any other Security Party to the Bank in the negotiation of this Agreement, which would, in the reasonable opinion of the Bank, impair the ability of the Security Parties (or any of them) to perform their respective obligations under this Agreement and/or the other Security Documents to which they are a party; or

10.1.21	Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and the Owners shall fail to procure the release of such Ship within a period of twenty one (21) days thereafter; or

10.1.22	Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank or, in the case of a New Ship, if any such New Ship is, with the prior consent of the Bank, only provisionally registered on its Delivery Date, such New Ship is not permanently registered under the laws and flag of the relevant Flag State within ninety (90) days after the Drawdown Date of the Advance relevant to such New Ship or if the registration of any Ship is not renewed at least forty-five (45) days prior to the expiry of such registration; or

10.1.23	Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means if, in any such case, (a) such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.24	Environment: any Owner and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Bank, reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any Borrower or any of its Related Companies or any other Security Party or on the security constituted by any of the Security Documents; or

10.1.25	P&I: any Owner or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.26	Shareholdings: there is any change in the legal and/or ultimate beneficial ownership of any of the shares of any of the Owners or the Manager or the Corporate Guarantor from that existing on the date of this Agreement as specified in clause 7.1.10 save for any change in respect of the shares in the Corporate Guarantor following the Offering Date which is not prohibited by the terms of clause 8.3.14; or

10.1.27	Accounts: any moneys are withdrawn form any of the Accounts other than in accordance with clause 14 and the Account Pledge; or

10.1.28	De-listing etc.: the shares of the Corporate Guarantor are de-listed or suspended from, or cease to trade (whether temporarily or permanently) on, NASDAQ and, in the reasonable opinion of the Bank, such event is likely materially and adversely to affect the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents and/or any of the Underlying Documents; or

10.1.29	Drawdown of Advances: all four (4) Advances have not been drawn down by the Termination Date unless the Borrowers shall prepay the Loan in full within thirty (30) Banking Days after the Termination Date; or

10.1.30	Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; and

10.1.31	Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Bank may at any time after the occurrence of an Event of Default by notice to the Borrowers declare that:

10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrowers shall on demand indemnify the Bank, without prejudice to any of the Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3	any prepayment of the Loan or part thereof being made under clauses 4.3, 4.4, 8.2.1(a), or 12.1, or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	any Loan not being made for any reason (excluding any default by the Bank) after the Drawdown Notice for such Advance has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by the Bank in maintaining or funding the Loan or, as the case may be, the Commitment or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof or any other amount owing to the Bank.

11.2	Currency indemnity

If any sum due from any of the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrowers or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrowers shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been, or been capable of being, made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4	Federal Reserve Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by it as a result of its complying with the Federal Reserve Bank minimum reserve requirements and/or with respect to maintaining required reserves with the Federal Reserve Bank to the extent that such compliance relates to the Commitment or the Loan or deposits obtained by it to find or maintain all or part of the Loan and such costs or loss is not recoverable by the Bank under clause 12.2.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for the Bank to make the Loan or to maintain the Commitment or fund the Loan the Bank shall promptly give notice to the Borrowers whereupon (a) the Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1	subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4	reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

12.2.5	require the Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6	require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):
(a)	the Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrowers shall on demand made at any time whether or not the Loan has been repaid, pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security and set-off

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank in the following manner:

13.1.1	first, in or towards payment of all unpaid costs, fees and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4	fourthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5	fifthly, in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

13.1.6	sixthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2	Set-off

Each Borrower authorises the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to such Borrower, to apply any credit balance to which such Borrower is then entitled standing upon any account of such Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrowers or any of them to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the relevant Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto. Nothing in this clause 13.2 shall be effective to create a charge or other Encumbrance.

13.3	Further assurance

The Borrowers jointly and severally hereby undertake that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents, the provisions of this Agreement shall prevail.

14	Accounts

14.1	General

The Borrowers jointly and severally undertake with the Bank that they will:

14.1.1	on or before the Drawdown Date of the first Advance to be drawn down, open each of the Earnings Accounts, the Excess Cash Account and the Retention Account; and

14.1.2	procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower’s New Ship shall, unless and until the Bank directs to the contrary pursuant to the provisions of the relevant General Assignment, be paid to the such Borrower’s Earnings Account.

14.2	Earnings Accounts: withdrawals

Unless the Bank otherwise agrees in writing, no Borrower shall be entitled to withdraw any moneys from its Earnings Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, each Borrower may withdraw moneys from its Earnings Account for the purposes and in the order of priority set out in clause 14.2 of the Senior Loan Agreement.

14.3	Retention Account: credits and withdrawals

14.3.1	Unless the Bank otherwise agrees in writing, none of the Borrowers shall be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents except pursuant to clause 14.3 of the Senior Loan Agreement.

14.3.2	The Borrowers hereby jointly and severally undertake with the Bank that they will, from the date of this Agreement and so long as any moneys are owing under the Security Documents and the Senior Security Documents, comply with clause 14.3.1 and clause 14.3.2 of the Senior Loan Agreement.

14.4	Excess Cash Account withdrawals

14.4.1	Unless the Bank otherwise agrees in writing, the Borrowers shall not be entitled to withdraw any moneys from the Excess Cash Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents and the Senior Security Documents save that, unless and until the Agent shall have given a notice in accordance with clause 10.2 of the Senior Loan Agreement or the Loan has been repaid or prepaid in full and the Bank shall direct to the contrary, the Borrowers may withdraw moneys from the Excess Cash Account (a) for the purpose of making any prepayments of the Loan at the times and in the manner required under clause 4.4.2 (and the Borrowers hereby irrevocably and unconditionally authorise the Bank to irrevocably and unconditionally instruct the Account Bank to make such payments on their due date if and to the extent the Borrowers have not made such payments or issued the appropriate instructions to the Account Bank on or before such due date) and (b) to the extent permitted by clause 8.4.4.

14.4.2	On the prepayment or repayment of the Loan in full, any amounts standing to the credit of the Excess Cash Account shall be transferred to the Earnings Accounts in pro rata shares between them (and the Borrowers hereby irrevocably and unconditionally authorise the Bank to instruct the Account Bank to effect each such transfer).

14.5	Operating Account withdrawals

Unless an Event of Default shall occur and the Bank directs to the contrary, the Borrowers can withdraw moneys from the Operating Account at any time solely for the purpose of paying the Permitted Operating Expenses of the New Ships subject always to complying with the minimum cash balance requirement of clause 8.1.16.

14.6	Application of Accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of the Accounts or any of them (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.7	Pledging of Accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledge.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and shall enure for the benefit of, the Bank and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3	Assignment by Bank

The Bank may at any time assign all or any part of its rights under this Agreement or under any of the other Security Documents to any other bank or financial institution (an “Assignee”).

15.4	Transfer

The Bank may at any time transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents, to any one or more banks or other financial institutions (a “Transferee”) if the Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and request to perform all or, as the case may be, part of the Bank’s obligations under this Agreement.

15.5	Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or clause 15.4, the Borrowers hereby jointly and severally undertake, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall (at the cost of the Bank) enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified in the definition of “Bank” in clause 1.2 or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement. If the office through which the Bank is lending is changed pursuant to this clause 15.6, the Bank shall notify the Borrowers promptly of such change.

15.7	Disclosure of information

The Bank may disclose to a prospective Assignee, Transferee or to any other person who may propose entering into contractual relations with the Bank (in either case, provided they have previously signed a confidentiality agreement with the Bank) in relation to this Agreement such information about the Borrowers and/or the other Security Parties as the Bank shall consider appropriate.

16	Notices and other matters

16.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

16.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form, provided that such transmission or telecommunication is also delivered by first-class prepaid letter (airmail if available);

16.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3	be sent:
(a)	if to the Borrowers or any of them at: c/o Mr Ion Varouxakis 89 Akti Miaouli & Mavrokordatou Street 185 38 Piraeus Greece Fax no: +30 210 429 1010 Attention: Mr Ion Varouxakis
(b)	if to the Bank at: BTMU Capital Corporation 111 Huntington Avenue Suite 400 Boston, Massachusetts, 02199, U.S.A. Fax No: +1 617 345 5604 Attention: Senior Vice President — Portfolio Services

or to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

16.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

16.4	Borrowers’ obligations

16.4.1	Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against any of the other Borrowers, whether or not the deficiency is known to the Bank.

16.4.2	Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Bank may also continue to treat it as such, whether or not the Bank is or becomes aware that such Borrower is or has become a surety for another Borrower.

16.4.3	Indemnity

The Borrowers hereby agree jointly and severally to keep the Bank fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of the other Borrowers which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrowers on any ground whatsoever, whether or not known to the Bank (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrowers (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

16.4.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:

(a)	the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of a Borrower or any other person liable;

(b)	the Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, a Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a Borrower or any other person liable; or

(c)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.
16.4.5	Recourse to other security

The Bank shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against a Borrower or any other person liable and no action taken or omitted by the Bank in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

16.4.6	Waiver of Borrowers’ rights

Each Borrower agrees with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Bank:
(a)	exercise any right of subrogation, reimbursement and indemnity against any other Borrower or any other person liable under the Security Documents;

(b)	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from any other Borrower or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)	take any steps to enforce any right against any other Borrower or any other person liable in respect of any such moneys; or

(d)	claim any set-off or counterclaim against any other Borrower or any other person liable or claiming or proving in competition with the Bank in the liquidation of any other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Borrower or any other person liable or any other Security Document now or hereafter held by the Bank for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of any other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Bank shall deem appropriate.

17	Governing law and jurisdiction

17.1	Law

This Agreement is governed by, and shall be construed in accordance with, English law.
17.2	Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrowers or any of them or any of their respective assets may be brought in the English courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Atlas Maritime Services Ltd. at present of Enterprise House, 113-115 George Lane, London E18 1AJ, England (attention Mr. D. Bird) to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrowers or any of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or any of them may have against the Bank arising out of or in connection with this Agreement.

17.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Form of Drawdown Notice
(referred to in clause[•])
[               ] 2007

To:	BTMU Capital Corporation [•] [•] [•]
U.S.$21,500,000 Loan
Loan Agreement dated [                    ] 2007 (the “Loan Agreement”)
We refer to the Loan Agreement and hereby give you notice that we wish to draw down the [Harmony] [Phoenix] [Goddess] [Daisy] Advance namely $[•] on [                    ] 2007 and select [a first Interest Period in respect thereof of [•] months] [the first interest period in respect hereof to expire on [•] 200[•]. The funds should be credited to [name and number of account] with [details of bank in New York City].
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Loan Agreement and (ii) clause [4] of each of the Guarantees, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the [Harmony] [Phoenix] [Goddess] [Daisy] Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	there has been no material adverse change in our financial position or in the consolidated financial position of the Group, from that described by us to the Bank in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.
......................................
For and on behalf of
ADVENTURE EIGHT S.A.
......................................
For and on behalf of
ADVENTURE FIVE S.A.

......................................
For and on behalf of
ADVENTURE SEVEN S.A.
......................................
For and on behalf of
ADVENTURE SIX S.A.

Schedule 2
Documents and evidence required as conditions precedent to the Loan being made
(referred to in clause 9.1)
Part 1
1	Constitutional documents

Copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and stockholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party’s obligations thereunder, certified (in a certificate dated no earlier than the date of this Agreement) by an officer of such Security Party as:
(a)	being true and correct;

(b)	being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party duly convened and held;

(c)	not having been amended, modified or revoked; and

(d)	being in full force and effect,
together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5	Borrowers’ consents and approvals

a certificate (dated no earlier than the date of this Agreement) from an officer of each of the Borrowers that no consents, authorisations, licences or approvals are necessary for that Borrower to authorise, or are required by that Borrower in connection with, the borrowing by that

Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Borrowers’ Security Documents;

6	Other consents and approvals

a certificate (dated no earlier than the date of this Agreement) from an officer of each Security Party (other than the Borrowers) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrowers of the Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7	Certified Contracts

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Borrower of each of the Contracts (such Contracts to be on terms acceptable to the Bank);

8	Acceptable Charters

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Owner, of (a) the Acceptable Charter in respect of each New Ship (other than Daisy) evidencing a minimum Fleet Daily Charter Rate of no less than $69,000 and (b) the Acceptable Charter in respect of each Collateral Ship;

9	Fees

evidence that any fees due under clause 5.1 have been paid in full;

10	Borrowers’ process agent

a letter from each Borrower’s agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Document in which it is or is to be appointed as such Borrower’s agent;

11	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the Security Documents required under this Part 1 in which it is or is to be appointed as such Security Party’s agent;

12	Marshall Islands opinion

an opinion of Cozen O’ Connor, special legal advisers on matters of Marshall Islands law to the Bank;

13	Accounts

evidence that the Accounts have been opened and duly completed mandate forms in respect thereof have been delivered to the Bank;

14	Security Documents

the Guarantees, the Fee Letter and the Account Pledge (together with the other documents to be delivered to the Bank pursuant thereto), each duly executed;

15	Evidence of ownership

evidence in writing and in form and substance satisfactory to the Bank in all respects of the ultimate beneficial owner or owners of the shares in the Corporate Guarantor such that the representation of clause 7.1.10 is verified as true and correct;

16	Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Bank to perfect the security contemplated by the Security Documents required under this Part 1;

17	Intercreditor Deed and Collateral Intercreditor Deeds

the Intercreditor Deed and each Collateral Intercreditor Deed, each duly executed;

18	Certified Management Agreements

a copy certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of the relevant Owner, of the Management Agreement of each Collateral Ship;

19	Collateral Ship conditions

evidence that each Collateral Ship:

19.1	Registration and Encumbrances

is registered in the name of the relevant Collateral Owner under the laws and flag of the relevant Flag State through the relevant Registry and that such Collateral Ship and its Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Documents) are free of Encumbrances (other than Permitted Encumbrances);

19.2	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

19.3	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Collateral Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Collateral Ship);

20	Mortgage registration

evidence that the Mortgages over the Collateral Ships have been permanently or (as the case may be) provisionally registered against the Collateral Ships under the laws and flag or the relevant Flag State through the relevant registry;

21	Notices of assignment

copies of duly executed notices of assignment required by the terms of the relevant Ship

Security Documents for the Collateral Ships and in the forms prescribed by such Ship Security Documents;

22	Charters

if any Collateral Ship is subject to a charterparty that falls within clause 8.1.13 (including an Acceptable Charter), a Charter Assignment in respect of such charterparty and any other related documents required by clause 8.1.13 in respect of such charterparty and such Charter Assignment;

23	Insurance opinion

an opinion (at the expense of the Borrowers) from insurance consultants to the Bank, on the insurances effected in respect of the Collateral Ships;

24	SMC/DOC

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Collateral Owner of the DOC issued to the Operator of the Collateral Ships and the SMC for each Collateral Ship;

25	ISPS Code compliance
(a)	evidence satisfactory to the Agent that each Collateral Ship is subject to a ship security plan which complies with the ISPS Code; and

(b)	a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Collateral Owner of the ISSC and the continuous synopsis record (as defined in the ISPS Code) for each Collateral Ship;
26	Minimum Liquidity

the Borrowers are in compliance with their minimum liquidity obligations under clause 8.1.16;

27	Collateral Senior Security Documents

copies of the Collateral Senior Loan Agreement and the Collateral Senior Security Documents which shall be in form and substance satisfactory to the Bank in all respects, including, without limitation, provisions evidencing that (a) the maximum annual scheduled principal repayments thereunder do not exceed $2,000,000; and (b) the maximum amount secured by the Collateral Senior Security Documents does not exceed $9,000,000;

28	Senior Loan

copies of the Senior Loan Agreement and the Senior Security Documents which shall be in form and substance satisfactory to the Bank in all respects;

29	Know your customer

such documentation and other evidence as is reasonably requested by the Bank in order to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated herein; and

30	Further matters/opinions

any such other matter or further opinion as may be required by the Bank.

Part 2
Documents and evidence required as conditions precedent to each Advance being made
1	Drawdown Notice

The Drawdown Notice in respect of the relevant Advance duly executed;

2	Certified Management Agreements

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the relevant Drawdown Date) as a true and complete copy by an officer of the relevant Borrower of the Management Agreement in respect of relevant New Ship;

3	Ship conditions

evidence that the New Ship relevant to the Advance which is to be made:

3.1	Registration and Encumbrances

is registered in the name of the relevant Borrower under the laws and flag of the relevant Flag State through the relevant Registry and that such New Ship and its Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Documents) are free of Encumbrances (except Permitted Encumbrances);

3.2	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

3.3	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such New Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such New Ship);

4	Delivery documents

copies, certified by a person acceptable to the Bank, of the bill of sale, the commercial invoice and the protocol of delivery and acceptance in respect of the New Ship relevant to such Advance, each duly executed;

5	Title and no Encumbrances

evidence that the transfer of title to the New Ship relevant to such Advance from the relevant Seller to the relevant Borrower pursuant to the relevant Contract has been duly registered with the relevant Registry free from any Encumbrances;

6	Ship Security Documents

the Ship Security Documents for the New Ship relevant to such Advance duly executed;

7	Mortgage registration

evidence that the Mortgage over the New Ship relevant to such Advance has been permanently or (as the case may be) provisionally registered against such New Ship under the laws and flag of the relevant Flag State through the relevant Registry;

8	Notices of assignment

copies of duly executed notices of assignment required by the terms of the relevant Ship Security Documents for the New Ship relevant to such Advance and in the forms prescribed by such Ship Security Documents;

9	Charters
(a)	if the New Ship relevant to the Advance to be drawn down is subject to a charterparty that falls within clause 8.1.13 (including an Acceptable Charter), a Charter Assignment in respect of such charterparty and any other related documents required by clause 8.1.13 in respect of such charterparty and such Charter Assignment; and

(b)	in respect of the Daisy Advance only, a copy of the Acceptable Charter in respect thereof;
10	Marshall Islands opinion

an opinion Cozen O’ Connor, special legal advisers on matters of Marshall Islands law to the Bank;

11	Further opinions

any such further opinion as may be required by the Bank;

12	Fees

evidence that any fees due under clause 5.1 have been paid in full;

13	Registration forms

such statutory forms duly signed by the relevant Borrower and the other Security Parties as may be required by the Bank to perfect the security contemplated by the relevant Ship Security Documents;

14	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the relevant Security Documents required under this Part 2 in respect of the New Ship relevant to such Advance and in which it is or is to be appointed as such Security Party’s agent;

15	Insurance opinion

an opinion (at the expense of the Borrowers) from insurance consultants to the Bank, on the insurances effected or to be effected in respect of the New Ship relevant to such Advance, upon and following the relevant Drawdown Date;

16	SMC/DOC

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of the relevant Advance which is to be made) as a true and complete copy by an officer of the relevant Borrower of the DOC issued to the Operator and either (a) the SMC for the New Ship relevant to such Advance or (b) an application for the issuance of the SMC for such New Ship;

17	ISPS Code compliance
(c)	evidence satisfactory to the Bank that the New Ship relevant to such Advance is subject to a ship security plan which complies with the ISPS Code; and

(d)	a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of the relevant Advance which is to be made) as a true and complete copy by an officer of the relevant Borrower of the ISSC and the continuous synopsis record (as defined in the ISPS Code) for the New Ship relevant to such Advance;
18	Valuation

a valuation (dated not more than ten (10) days prior to the Drawdown Date of the relevant Advance of the New Ships made (at the expense of the Borrowers) in the manner specified in clause 8.2.2);

19	Surveys

a technical survey (dated not more than thirty (30) days prior to the Drawdown Date of the relevant Advance) of the New Ship in relation to which the relevant Advance is to be drawn down, carried out (at the cost of Borrowers) by surveyors acceptable to the Bank in its absolute discretion, and a report from such surveyors in respect of such survey, to be in form and substance satisfactory to the Bank in all respects;

20	Equity

evidence satisfactory to the Bank that the part of the Contract Price of the relevant New Ship which is not to be financed by the relevant Advance has been or will be, on the relevant Drawdown Date, paid in full from other sources of the Borrowers; and

21	Further matters/opinions

any such other matter or further opinion as may be required by the Bank.

Schedule 3
Form of Corporate Guarantee

Schedule 4
Form of Collateral Guarantee

Schedule 5

Form of New Ship Mortgage

Schedule 6
Form of Collateral Ship Mortgage

Schedule 7
Form of New Ship General Assignment

Schedule 8
Form of Collateral Ship General Assignment

Schedule 9
Form of New Ship Charter Assignment

Schedule 10
Form of Collateral Ship Charter Assignment

Schedule 11
Form of New Ship Manager’s Undertaking

Schedule 12
Form of Collateral Ship Manager’s Undertaking

Schedule 13
Form of Intercreditor Deed

Schedule 14
Form of Collateral Intercreditor Deed

SIGNED by Ion Varouxakis	)	/s/ Ion Varouxakis
for and on behalf of	)	Attorney-in-fact
ADVENTURE EIGHT S.A.	)
as Borrower	)

SIGNED by Ion Varouxakis	)	/s/ Ion Varouxakis
for and on behalf of	)	Attorney-in-fact
ADVENTURE FIVE S.A.	)
as Borrower	)

SIGNED by Ion Varouxakis	)	/s/ Ion Varouxakis
for and on behalf of	)	Attorney-in-fact
ADVENTURE SEVEN S.A.	)
as Borrower	)

SIGNED by Ion Varouxakis	)	/s/ Ion Varouxakis
for and on behalf of	)	Attorney-in-fact
ADVENTURE SIX S.A.	)
as Borrower	)

SIGNED by	)	/s/ [illegible]
for and on behalf of	)	Attorney-in-fact
/s/ illegible	)
BTMU CAPITAL CORPORATION	)
as Bank	)